Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 14, 2007 (except for Note 1, as to which the date is June 29, 2007) with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, which is included in the BFC Financial Corporation Annual Report (Form 10-K/A) for the year ended December 31, 2006, which is incorporated by reference in the Registration Statement (Form S-8 No. 333-127206) pertaining to the BFC Financial Corporation 2005 Stock Incentive Plan and Registration Statement (Form S-8 No. 333-12543) pertaining to BFC Financial Corporation Stock Option Plan.

/s/ ERNST & YOUNG LLP
Certified Public Accountants
West Palm Beach, Florida
June 29, 2007